EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		February 21, 2012
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS IMPROVED FOURTH QUARTER RESULTS

MCKINNEY, TX—Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced improved results for the fourth quarter and full year ended December 31, 2011.

Net sales for the fourth quarter ended December 31, 2011 were $248.3 million compared to $256.2 million during the fourth quarter of 2010. Prices for building wire sold in the quarter ended December 31, 2011 were virtually flat versus the same period in 2010. Unit volume in the fourth quarter of 2011 decreased 3.4% versus the fourth quarter of 2010. Net income for the fourth quarter of 2011 increased 259.7% to $16.3 million versus $4.5 million in the fourth quarter of 2010. Fully diluted net earnings per common share increased 258.4%, to $0.69 in the fourth quarter of 2011 versus $0.19 in the fourth quarter of 2010.

Net sales for the year ended December 31, 2011 were $1.180 billion compared to $910.2 million during the same period in 2010. Higher prices for building wire sold in the year ended December 31, 2011 accounted for most of the increase in net sales dollars, increasing 22.2% per copper pound versus the same period in 2010. Unit volume in the year ended December 31, 2011 also helped to increase net sales dollars, increasing 6.2% versus the same period in 2010. Net income for the year ended December 31, 2011 increased 227.9% to $50.1 million versus $15.3 million in the same period in 2010. Fully diluted net earnings per common share increased 226.9%, to $2.14 for the year ended December 31, 2011 versus $0.66 in the same period in 2010.

On a sequential quarter comparison, net sales for the fourth quarter of 2011 were $248.3 million versus $319.4 million during the third quarter of 2011. Unit volume decreased 13.8% on a sequential quarter comparison. Net income for the fourth quarter of 2011 increased 18.8% to $16.3 million versus $13.7 million in the third quarter of 2011. Fully diluted net income per common share increased to $0.69 in the fourth quarter of 2011 versus $0.59 in the third quarter of 2011.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce strong quarterly earnings in this turbulent economy and the severe recession currently taking place in the construction industry. As we have repeatedly noted, the key metric to our earnings is the “spread” between the price of wire sold and cost of raw copper purchased in any given period. That spread increased 42.5% in the fourth quarter of 2011 versus the fourth quarter of 2010. For the year ended December 31, 2011, the spread increased 33.8% versus the year ended December 31, 2010, driving our increased earnings, while unit volumes increased 6.2%.

The earnings per share of $2.14 in 2011 are the second highest in the history of the Company, while the net sales dollars of $1.180 billion are the highest since 2007 and the third highest in our history. Our EBITDA for 2011 was $90.2 million. We achieved these milestones in the midst of this prolonged construction recession. The results are a testimony to our efficient operations and the improved industry pricing environment that drove the improved spreads we discussed above.

We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $112.3 million in cash as of December 31, 2011. We also declared another quarterly cash dividend during the fourth quarter of 2011.

We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”

Encore Wire Corporation is a leading manufacturer of a broad range of copper electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2011 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended December 31,		12 Months Ended December 31,
$’s in 000’s	2011	2010	2011	2010
Net Income	$16,295	$4,529	$50,131	$15,290
Income Tax Expense	8,411	2,034	26,064	7,129
Interest Expense	79	80	322	522
Depreciation and Amortization	3,495	3,430	13,728	13,716

EBITDA	$28,280	$10,073	$90,245	$36,657

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash	$112,298	$103,252
Receivables, net	199,366	190,364
Inventories	63,491	42,104
Prepaid Expenses and Other	1,899	6,377

Total Current Assets	377,054	342,097
Property, Plant and Equipment, net	138,832	134,985
Other Assets	260	194

Total Assets	$516,146	$477,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$14,676	$32,897
Accrued Liabilities and Other	27,894	25,256

Total Current Liabilities	42,570	58,153
Long Term Liabilities
Non-Current Deferred Income Taxes	15,833	11,746

Total Long Term Liabilities	15,833	11,746

Total Liabilities	58,403	69,899
Stockholders’ Equity
Common Stock	266	264
Additional Paid in Capital	47,342	45,040
Treasury Stock	(21,496)	(21,294)
Retained Earnings	431,631	383,367

Total Stockholders’ Equity	457,743	407,377

Total Liabilities and Stockholders’ Equity	$516,146	$477,276

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2011		2010		2011		2010
Net Sales	$248,297	100.0%	$256,148	100.0%	$1,180,474	100.0%	$910,222	100.0%
Cost of Sales	209,670	84.4%	234,023	91.4%	1,039,619	88.1%	827,813	90.9%

Gross Profit	38,627	15.6%	22,125	8.6%	140,855	11.9%	82,409	9.1%
Selling, General and Administrative Expenses	13,922	5.6%	15,515	6.1%	64,577	5.5%	57,073	6.3%

Operating Income	24,705	9.9%	6,610	2.6%	76,278	6.5%	25,336	2.8%
Net Interest & Other Expense	(1)	0.0%	47	0.0%	83	0.0%	2,917	0.3%

Income before Income Taxes	24,706	10.0%	6,563	2.6%	76,195	6.5%	22,419	2.5%
Income Taxes	8,411	3.4%	2,034	0.8%	26,064	2.2%	7,129	0.8%

Net Income (Loss)	$16,295	6.6%	$4,529	1.8%	$50,131	4.2%	$15,290	1.7%

Basic Earnings Per Share	$0.70		$0.20		$2.15		$0.66

Diluted Earnings Per Share	$0.69		$0.19		$2.14		$0.66

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,423		23,213		23,300		23,184

-Diluted	23,457		23,369		23,410		23,342

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.08